SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549


                                       FORM 8-K

                                   CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported)    February 12, 2003



                                THE BOMBAY COMPANY, INC.
               (Exact name of registrant as specified in its charter)


                    Delaware                 1-7288           75-1475223
       (State or other jurisdiction   (Commission File      (I.R.S.Employer
           of incorporation)               Number)        Identification No.)


      550 Bailey Avenue, Fort Worth, Texas                             76107
     (Address of principal executive offices)                       (Zip Code)


                 (817) 347-8200
 Registrant's telephone number, including area code




(Former name or former address, if changed since last report.)






Item 9. Reg FD Disclosure

Guidance on Fiscal 2003.

   For Fiscal 2003, the sales plan assumes mid single digit same store sales increases for the year with high single to low double digit sales growth during the first half of the year as the Company anniversaries a weak first half of the year and low to mid single digit same store sales increases during the last six months. Overall sales for Fiscal 2003 are projected to be in the $565 to $575 million range. Revenue from non-store activity including Bailey Street Trading Company, International, Mail Order and Internet site are expected to represent 8% to 10% of total revenues.

   For Fiscal 2003, the Company expects to open 25 to 30 each of its 4,500 square foot Bombay stores and 4,000 square foot KIDS stores. The Company expects to open these stores in the combination format primarily in off mall locations. In addition, the Company expects to open 20 to 25 new Bombay stores and to convert two to four of the smaller size stores to the larger 3,500 to 4,000 square foot format during the year. Management continues to rationalize the store base and expects to close approximately 30 to 35 Bombay stores, most with expiring leases, bringing the year-end store count to between 465 and 475 stores. By quarter, the estimated timing of the Company's store openings and closings are expected to be as follows:

             Quarter     New        New
              Ended     Bombay      KIDS     Close      Net

             Apr 03       4          2         4         2
             Jul 03      6-8         2         6        2-4
             Oct 03     32-34      18-21      9-11     39-46
             Jan 04      8-9        3-5      11-14    (3)-3
             Total      50-55      25-30     30-35     40-55


   Product margins are expected to decline slightly as a percentage of revenue. Store product margins are expected to show continued improvement from current levels as a result of value engineering merchandise to sell at key price points and improving product flow during the second half of the year. Some dilution is expected to occur as a result of revenue growth from non-store acitivies. Higher sales volumes and move to off-mall locations is expected to result in improved leverage of store occupancy costs.

   To fuel long-term growth, the Company expects to continue to invest in marketing, increasing overall marketing spend by $5 to $6 million. Additionally, the Company has plans to update its store point of sale environment, accelerating the timing of the replacement of its point of sales software from Fall 2004 to Fall 2003 and upgrading communications technology to speed transaction times.

   Overall, annual earnings per share is expected to be in the $.27 to $.30 range for Fiscal 2003 compared to the $.17 to $.21 range for Fiscal 2002. Flow through related to incremental revenue generated is expected to be adversely impacted, particularly during the first and third quarters, as a result of investments in marketing, technology and new store openings, all of which are intended to position the Company for long-term growth.

   With respect to first quarter, the Company expects total revenue in the range of $107 to $110 million with same store sales growth targeted to be in the high single digit to low double digit range. The Company expects to invest in marketing to grow its customer base and increase brand awareness expanding its use of free-standing newspaper inserts from three to ten markets. Accelerated depreciation on the POS system will adversely impact the quarter. As a result, the Company expects first quarter loss to be in the range of $.08 to $.10 per share.

   Total capital expenditures for Fiscal 2003 are expected to be approximately $30 to $35 million which includes costs of new stores as well as the investments in systems improvements and expansion of distribution center capacity. The Company plans to invest in incremental inventory of basic, core Bombay items to improve its overall in-stock position. The Company expects to finance its activities through cash flow from operations and through short-term working capital borrowings.




                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   THE BOMBAY COMPANY, INC.
                                                         (Registrant)



                                                    ____________________
                                                     Brian N. Priddy
                                         Executive Vice President, Operations
                                        Chairman, Interim Executive Committee*




                                                   ____________________
                                                    Elaine D. Crowley
                                        Senior Vice President, Chief Financial
                                                  Officer and Treasurer


Date:   February 12, 2003



* On August 20, 2002, the Company announced the resignation of Carmie Merhlander, as Chairman, President and Chief Executive Officer. An Interim Executive Committee of management has been appointed to direct the Company's business until a new Chief Executive Officer is named.



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